Exhibit (h)(30)

‘TIAA-CREF Funds
TIAA-CREF Global Natural Resources Fund

THIS PLAN OF LIQUIDATION (the “Plan”) is adopted as of December 5, 2017 by the Board of Trustees (the “Board”) of TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, with respect to the TIAA-CREF Global Natural Resources Fund, a series of the Trust (the “Fund”). This Plan is intended to effect the complete dissolution and termination of the Fund, the winding-up and distribution of its assets and the cancellation of all of its outstanding shares and classes thereof (the “Shares”) in accordance with applicable provisions of Delaware law, the Trust’s Declaration of Trust, as amended (the “Declaration of Trust”), and the Internal Revenue Code of 1986, as amended (the “Code”).

W I T N E S S E T H

WHEREAS, the Trust was organized as a Delaware statutory trust on April 15, 1999 and is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as an open-end management investment company; and

WHEREAS, the Fund is a series of the Trust and commenced operations on November 1, 2011; and

WHEREAS, at a meeting held on December 5, 2017 (the “Board Meeting”), the Board determined pursuant to Section 9.1.1. of the Declaration of Trust that continuation of the Fund is not in the best interests of the Fund or its shareholders as a result of factors or events adversely affecting the ability of the Fund to conduct its business and operations in an economically viable manner, including the following factors or events: performance relative to benchmarks and peers, asset size and prospects for future asset flows; and

WHEREAS, at the Board Meeting, the Board unanimously approved this Plan as being in the interests of the Fund and its shareholders and adopted this Plan as the method of liquidating the Fund.

NOW THEREFORE, the Board hereby directs that the Fund shall be dissolved, terminated, its affairs wound up, its assets distributed, and its Shares cancelled, in accordance with this Plan as further directed below:

I. DISSOLUTION DATE.

This Plan shall be and become effective on April 13, 2018 (the “Dissolution Date”). Prior to the Dissolution Date, the Fund shall continue its business as an investment company as provided in its prospectus and statement of additional information.

II.       DISSOLUTION AND LIQUIDATION.

Commencing on the Dissolution Date, and subject to the remaining provisions of this Plan, the Fund shall be dissolved and its affairs wound up within the meaning of Subchapter I, Chapter 38, Title 12 of the Delaware Code (the “Delaware Statutory Trust Law”), the Fund shall be terminated and its assets shall be distributed in accordance with Sections 9.1.1. and 9.1.2. of the Declaration of Trust and all applicable laws and regulations, including but not limited to Section 331 of the Code, and the Shares of the Fund shall be cancelled.

III.      BOARD POWERS.

All powers and authority of the Board under the Declaration of Trust shall continue with respect to the Fund until this Plan has been completed in accordance with its terms. The Board and the officers of the Trust (subject to the authority of the Board) shall have power and authority to do or authorize any or all acts and things as provided for in this Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of this Plan. The death, resignation or disability of any member of the Board or any officer of the Trust shall not impair the authority of the surviving or remaining members of the Board of officers to exercise any of the powers provided for in this Plan.

IV.     CESSATION OF BUSINESS OPERATIONS.

On and after the Dissolution Date, the Fund shall cease its business as an investment company and shall not engage in any business activities except as required to (i) carry out the provisions of this Plan and (ii) comply with the Investment Company Act, the Code, the Delaware Statutory Trust Law and other applicable laws and regulations.

V.       NOTICE OF LIQUIDATION.

On or about December 8, 2017, the Fund shall mail a notice to its shareholders, and file a supplement to its prospectus on file with the Securities and Exchange Commission (the “SEC”) communicating the substance of such notice, that this Plan has been approved by the Board and that the Fund will be liquidating and distributing its assets.

On or before the Dissolution Date, the Fund shall also notify all other appropriate parties (including, but not limited to the Fund’s creditors (as appropriate)) that this Plan has been approved by the Board and that the Fund will be liquidating and distributing its assets. Any such notice to creditors shall comply with the requirements of any state laws mandating notice of liquidation such as that contemplated by this Plan.

VI.     PAYMENT OF OBLIGATIONS AND LIABILITIES.

During the period commencing on the Dissolution Date and ending on the date on which the Fund makes its final Liquidating Distribution (as defined below) to Shareholders (the “Liquidation Period”), the Fund shall pay, discharge, or otherwise provide for the payment or discharge of, any and all obligations, taxes and other liabilities of the Fund (“Obligations and Liabilities”) including, but not limited to, ongoing trustees fees and professional service fees and any and all contingent liabilities as the Board shall reasonably deem to exist against the assets of the Fund as reflected on the books of the Fund. If the Fund is unable to pay, discharge or otherwise provide for any of its Obligations and Liabilities during the Liquidation Period, the Fund may retain cash or cash equivalents in an amount (the “Retained Assets”) which it estimates is necessary to pay, discharge or otherwise provide for any unpaid Obligations and Liabilities reflected on the Fund’s books as of the first business day after the final Liquidating Distribution has been made, including, without limitation, income, dividends and capital gains distributions, if any, payable for an period(s) ending on the date on which the Fund makes its final Liquidating Distribution to Shareholders.

VII.    SATISFACTION OF FEDERAL INCOME AND EXCISE TAX DISTRIBUTION REQUIREMENTS.

Prior to the Primary Liquidation Date (as defined below), the Fund, if necessary to satisfy the requirements of Subchapter M of the Code shall have declared and paid a dividend or dividends which, together with all previous such dividends, shall have the effect of distributing to Shareholders (as defined below) all of the Fund’s investment company taxable income for the taxable years ending at or prior to the Primary Liquidation Date (computed without regard to any deduction for dividends paid), and all of the Fund’s net capital gain, if any, realized in the taxable years ending at or prior to the Primary Liquidation Date (after reduction for any capital loss carry-forward), and undistributed net income from tax-exempt obligations, if any, and any additional amounts necessary to avoid any excise tax or income tax for such periods.

VIII.   LIQUIDATING DISTRIBUTIONS TO SHAREHOLDERS.

On or after the Dissolution Date, any portion of the Fund’s portfolio securities may be converted to cash or cash equivalents in connection with the implementation of this Plan. As soon as it is reasonable and practicable after the Dissolution Date, all of the assets of the Fund remaining after payment, discharge, or other provision for the payment or discharge of Obligations and Liabilities (the “Net Assets”) shall be distributed pro rata among the Fund’s shareholders of record (“Shareholders”) as of April 13, 2018 (the “Record Date”) in one or more distributions of portfolio securities and/or cash (each, a “Liquidating Distribution”).

The first Liquidating Distribution (the “Primary Liquidating Distribution”) shall occur on April 16, 2018 (the “Primary Liquidation Date”) and is expected to represent substantially all the Net Assets of the Fund. As soon as it is reasonable and practicable after the Primary Liquidating Distribution, (1) all portfolio securities and other investments of the Fund not already converted to cash or cash equivalents (if any) shall be converted to cash or cash equivalents and (2) the Net Assets shall be distributed to Shareholders through one or more subsequent Liquidating Distributions after payment of any remaining unpaid Obligations and Liabilities. Upon completion of the final Liquidating Distribution, all of the Fund’s Shares shall be deemed cancelled. If the Fund is unable to make Liquidating Distributions to all Shareholders because of an inability to locate Shareholders to whom such distributions are payable, the Fund may take such steps as an authorized officer of the Trust deems appropriate, which may include creating, in the name and on behalf of the Fund, a trust with a financial institution and, subject to applicable abandoned property laws, deposit the appropriate amount of the Fund’s Net Assets in such trust for the benefit of the Shareholders who cannot be located. The expenses of such trust shall be charged against the assets therein.

On, or as soon as practicable following the final Liquidating Distribution, the officers of the Trust shall arrange for the Fund to mail or otherwise deliver to each Shareholder information concerning the sources (for tax purposes) of all Liquidating Distributions.

IX.   RECEIPT OF CASH OR OTHER DISTRIBUTIONS AFTER THE FINAL LIQUIDATING DISTRIBUTION.

Following the date on which the Fund makes its final Liquidating Distribution, if the Fund receives any form of cash or is or becomes entitled to any other distributions that it had not recorded on its books on or before such date, any such cash or distribution will be allocated to the Trust in such manner as an authorized officer of the Trust determines is reasonable.

X.       FILINGS.

After the Fund makes its final Liquidating Distribution, the Fund shall file any other documents as are necessary to effect the dissolution, termination and winding-up of the Fund and the cancellation of its Shares in accordance with the requirements of the Declaration of Trust, Delaware Statutory Trust Law, the Code, any applicable federal or state securities laws, any applicable rules and regulations of the SEC or any state securities commission, and other applicable laws and regulations including, without limitation, withdrawing any qualification to conduct business in any state in which the Fund is so qualified, as well as the preparation and filing of any tax returns.

XI.     ALTERNATIVE DATES AND FURTHER ASSURANCES.

The officers of the Trust (subject to the authority of the Board), acting on behalf of the Fund, shall have discretion to select alternative dates for any and all dates specified herein for the commencement or completion of any action or series of actions, consistent with the purposes of this Plan. The officers of the Trust (subject to the authority of the Board), acting on behalf of the Fund, shall take such further action, prior to, at the time of, and after the final Liquidating Distribution, as may be necessary or desirable and proper to consummate the transactions contemplated by this Plan.

XII.    EXPENSES.

Advisors shall bear all expenses incurred by the Fund in carrying out this Plan (other than Fund Expenses (as defined below)) including, but not limited to, the following:

•        Costs associated with the preparation and distribution of shareholder communications (including all printing and mailing costs);

•        Costs associated with notifying creditors that the Fund’s assets will be liquidated and distributed in accordance with this Plan;

•        Costs associated with the negotiation and preparation of this Plan, legal memoranda and opinions, Board materials, and other documents generated in carrying out this Plan;

•        Costs associated with the preparation and filing of any required federal or state forms or notices;

•        Costs associated with any additional audits or financial statements necessary as a result of the transactions effected in furtherance of this Plan;

•        Any fees of banks, brokers, custodians and transfer agents other than those included in Fund Expenses; and

•        The fees of legal counsel for the Fund.

The Fund shall bear the following expenses (collectively, “Fund Expenses”):

•       Brokerage commissions, transaction costs and other direct costs and expenses (including investment results) the Fund incurs or absorbs in liquidating its portfolio securities and other investments in carrying out this Plan; and

•        Ordinary operating expenses the Fund incurs through the final Liquidating Distribution.

XIII.  TERMINATION OF THE FUND.

After the final Liquidating Distribution, the Fund shall be deemed dissolved and terminated and the Trustees shall be discharged of any and all further liabilities and duties with respect to the Fund and its Shareholders or creditors, and the right, title and interest of all parties shall be canceled and discharged with respect to the Fund.

XIV. AMENDMENT OR TERMINATION.

This Plan and the transactions contemplated hereby may be terminated and abandoned by resolution of the Board at any time prior to the Primary Liquidating Distribution if the Board determines that there are no factors or events adversely affecting the ability of the Fund to conduct its business and operations in an economically viable manner. The Board may modify or amend this Plan at any time without shareholder approval if it determines that such action would be advisable and in the best interests of the Fund and its shareholders. However, if the Board determines that any such amendment or modification will materially and adversely affect the interests of the shareholders of the Fund, such an amendment or modification will not be adopted unless approved by the shareholders.

XV.  GOVERNING LAW.

This Plan shall be governed and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Board of Trustees of TIAA-CREF Funds has caused this Plan of Liquidation to be executed by their duly authorized representative(s).

TIAA-CREF FUNDS

By /s/E. Scott Wickerham

Name E. Scott Wickerham

Title PFO, PAO, Treasurer